Exhibit 99.1

Longs Drug Stores Corporation Reports

Second Quarter Net Income

WALNUT CREEK, California (August 17, 2005) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary net income for the second quarter ended July 28, 2005, of $16.8 million, or $0.44 per diluted share. As the result of an actuarial analysis, the Company adjusted its self-insurance reserves $3.5 million during the quarter, which added approximately $0.06 per diluted share to net income for the second quarter. Last year, Longs reported net income for the second quarter ended July 29, 2004 of $3.4 million, or $0.09 per diluted share, including net expenses of $0.18 per diluted share for legal settlements.

Commenting on the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “We are pleased with the continued progress we are making at Longs. Centralizing our merchandising and improving our supply chain have been instrumental in reducing our cost of goods and improving our inventory management.

“This is the second quarter in a row that we have achieved an operating margin of 2 percent or better. Our script count is up and we are generating more profitable sales in the front-end of our stores. We continue to improve the fundamentals of our business and operational practices as we work toward more sustainable long-term profitability,” Bryant said.

“The actuarial adjustment to our self-insurance reserves primarily reflects a decline in Workers’ Compensation expense,” Bryant said. “Our focus on a safety culture at Longs combined with regulatory changes in the State of California has contributed to the decline in claims and the lower cost per claim.”

The Company generated $110.7 million in net cash provided by operating activities during the first half of Fiscal 2006 compared with $72.3 million during the comparable period last year. The 53 percent improvement over last year is primarily the result of higher earnings and improved working capital management.

Longs Drug Stores repurchased approximately 150,000 shares of its common stock during the second quarter for $6.6 million or an average price of $43.88 per share. In May 2005, the Company’s Board of Directors authorized the repurchase of $150 million of Longs’ outstanding common stock during the period extending through May 2008. Year-to-date, the Company has repurchased approximately 737,500 shares under previous and current Board authorizations, at an average price of $37.75.

SECOND QUARTER

NET INCOME

Net income for the second quarter ended July 28, 2005, was $16.8 million, or $0.44 per diluted share, including a $3.5 million actuarial adjustment to self-insurance reserves which added $0.06 per diluted share to net income for the quarter. This compared with net income for the second quarter ended July 29, 2004 of $3.4 million, or $0.09 per diluted share, including net expenses of $0.18 per diluted share for legal settlements.

SALES

Total sales of $1.16 billion for the 13 weeks ended July 28, 2005, were 0.6 percent higher than the $1.15 billion reported in the comparable period last year. Same-store sales increased 0.3 percent, with pharmacy same-store sales increasing 2.4 percent and front-end same-store sales decreasing 1.6 percent. Pharmacy sales were 48.3 percent of total drug store sales during the period, compared with 47.3 percent a year ago.

GROSS PROFIT

Gross profit for the second quarter ended July 28, 2005 was $308.9 million, or 26.7 percent of sales, compared with a gross profit of $295.4 million, or 25.7 percent of sales, last year. The improvement is attributable to a more profitable merchandise mix through better buying, improved inventory management and increased generic utilization.

The LIFO provision for the second quarter ended July 28, 2005 was a charge of $2.0 million compared with $2.5 million reported in the second quarter last year.

OPERATING AND ADMINISTRATIVE EXPENSES

Operating and administrative expenses for the second quarter ended July 28, 2005 were $258.5 million, or 22.3 percent of sales, compared with $253.4 million, or 22.0 percent of sales last year. Higher expenses related primarily to compensation and building the infrastructure to pursue continued growth at RxAmerica and were partially offset by lower self-insurance expenses due to a decline in Workers’ Compensation claims and lower than anticipated costs per claim. The Company reduced its self-insurance reserves $3.5 million based on the results of an actuarial study.

OPERATING INCOME

Operating income for the second quarter ended July 28, 2005 was $29.1 million, or 2.5 percent of sales. Operating income for the second quarter last year of $9.0 million, or 0.8 percent of sales, included $10.8 million for legal settlements.

Rx America generated revenues for the quarter of $9.6 million, an increase of 14.6 percent from the $8.4 million reported for the second quarter last year. Operating income for RxAmerica was $2.9 million compared with $3.3 million reported last year primarily due to increased operating expenses resulting from investments in the infrastructure to take advantage of future growth opportunities.

FIRST SIX MONTHS

NET INCOME

Net income for the 26 weeks ended July 28, 2005, was $29.6 million, or $0.78 per diluted share, including a $3.5 million actuarial adjustment to self-insurance reserves which added $0.06 per diluted share to net income. This compared with net income for the 26 weeks ended July 29, 2004 of $12.6 million, or $0.34 per diluted share, including net expenses of $0.18 per diluted share for legal settlements.

SALES

Total sales of $2.31 billion for the 26 weeks ended July 28, 2005 were 0.1 percent lower than in the comparable period last year. Same-store sales decreased 0.5 percent, with pharmacy same-store sales increasing 2.4 percent and front-end same-store sales decreasing 3.0 percent. Pharmacy sales were 48.9 percent of total drug store sales during the period, compared with 47.5 percent a year ago.

GROSS PROFIT

Gross profit for the 26 weeks ended July 28, 2005 was $611.9 million, or 26.5 percent of sales, compared with a gross profit of $588.4 million, or 25.5 percent of sales, last year. The improvement is attributable to a more profitable merchandise mix through better buying, improved inventory management and increased generic utilization.

The LIFO provision for the 26 weeks ended July 28, 2005 was a charge of $4.0 million compared with $4.5 million reported for the same period last year.

OPERATING AND ADMINISTRATIVE EXPENSES

Operating and administrative expenses for the 26 weeks ended July 28, 2005 were $517.1 million, or 22.4 percent of sales, compared with $506.4 million, or 21.9 percent of sales last year. Higher expenses related primarily to compensation, supply chain costs, building the infrastructure to pursue continued growth at RxAmerica and were offset by lower self-insurance expenses due to a decline in Workers’ Compensation claims and lower than anticipated costs per claim. The Company reduced its self-insurance reserves $3.5 million based on the results of an actuarial study.

OPERATING INCOME

Operating income for the 26 weeks ended July 28, 2005 was $51.9 million, or 2.3 percent of sales. Operating income for the 26 weeks ended July 29, 2004 of $27.4 million, or 1.2 percent of sales, included $10.8 million for legal settlements.

Rx America generated revenues for the 26 weeks ended July 28 2005 of $19.2 million, an increase of 17.7 percent from the $16.3 million reported last year. Operating income for RxAmerica was $5.8 million compared with $6.5 million reported last year primarily due to increased operating expenses resulting from investments in the infrastructure to take advantage of future growth opportunities.

MANAGEMENT OUTLOOK

The Company is revising its capital expenditures estimates for the Fiscal Year ending January 26, 2006, to include the addition of the recently announced self-distribution facility in Patterson, California scheduled for completion in the Fall of 2006. Capital expenditures for the full year are now estimated to range from $135 million to $145 million.

The SEC has delayed the effective date for the adoption of FAS 123R for the expensing of stock options. In line with the new timing, the Company plans to adopt FAS 123R at the beginning of Fiscal 2007.

The Company is maintaining its sales outlook and revising its outlook for net income for the full year ending January 26, 2006 to reflect the financial results reported for the first half of the year. Longs estimates that total sales will be flat to up 2 percent and same-store sales will range from down 1 percent to up 1 percent compared with last year. Longs’ goal given these sales assumptions and continued progress on previously stated initiatives is to achieve net income of $1.39 to $1.49 per diluted share in Fiscal 2006. The Company reported Fiscal 2005 net income of $0.97 per diluted share, including net expenses for legal settlements of $0.18 per diluted share.

For the third quarter ending October 27, 2005, Longs estimates that total sales will range from flat to up 2 percent and same-store sales will be down 1 percent to up 1 percent compared with the third quarter of last year. Given these sales assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.17 to $0.23 per diluted share in the third quarter. By comparison, Longs reported net income of $0.17 per diluted share for the third quarter last year.

TELECONFERENCE AND WEBCAST

Longs has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT today to discuss its second quarter performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor Relations. A replay of the conference call will be available approximately two hours after the call and available through Wednesday, August 24, 2005 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 376812 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Investor Relations Web Site.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, total sales, same-store sales, net income, the Company’s plans for adopting FAS 123R, fiscal year 2006 capital expenditures, and profitability, and are indicated by such words or phrases as “projects, expects, estimates, goals,” or similar words or phrases. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, labor unrest, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, the Company’s ability to achieve real-time visibility into its inventories and gross profits on a short and long term basis, and other factors described from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release. The Company also cautions readers that the time and/or manner of the scheduled distribution of its second quarter Fiscal 2006 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the Company’s control.

ABOUT THE COMPANY

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 473 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 26 weeks ended
	July 28, 2005	July 29, 2004	July 28, 2005	July 29, 2004
	Thousands Except Per Share Amounts
Sales	$1,157,471	$1,150,482	$2,307,899	$2,310,178
Cost of sales	848,546	855,087	1,696,030	1,721,826

Gross profit	308,925	295,395	611,869	588,352
Operating and administrative expenses	258,477	253,393	517,078	506,416
Depreciation and amortization	21,341	22,253	42,844	43,770
Legal settlements and other disputes, net	—	10,773	—	10,773

Operating income	29,107	8,976	51,947	27,393
Interest expense	2,299	3,692	4,749	7,442
Interest income	(276)	(128)	(575)	(280)

Income before income taxes	27,084	5,412	47,773	20,231
Income taxes	10,292	2,034	18,134	7,606

Net income	$16,792	$3,378	$29,639	$12,625

Earnings per common share:
Basic	$0.45	$0.09	$0.79	$0.34
Diluted	0.44	0.09	0.78	0.34

Dividends per common share	$0.14	$0.14	$0.28	$0.28

Weighted average number of shares outstanding:
Basic	37,507	37,311	37,336	37,163
Diluted	38,565	37,555	38,224	37,398

Number of stores, beginning of period	472	471	472	470
Stores opened	1	0	1	1
Stores closed	0	(1)	0	(1)

Number of stores, end of period	473	470	473	470

Condensed Consolidated Balance Sheets (unaudited)

	July 28, 2005	July 29, 2004	January 27, 2005
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$55,309	$44,979	$53,890
Pharmacy and other receivables, net	164,300	178,172	158,345
Merchandise inventories, net	445,618	430,702	433,280
Deferred income taxes	43,009	41,089	43,074
Prepaid expenses and other current assets	10,518	9,397	11,990

Total current assets	718,754	704,339	700,579

Property:
Land	106,788	107,053	108,198
Buildings and leasehold improvements	581,566	563,908	577,773
Equipment and fixtures	582,219	555,150	565,161

Total	1,270,573	1,226,111	1,251,132
Less accumulated depreciation	655,854	609,464	632,778

Property, net	614,719	616,647	618,354

Goodwill	82,085	82,085	82,085
Intangible assets, net	6,055	6,546	6,354
Other non-current assets	3,489	3,255	3,791

Total	$1,425,102	$1,412,872	$1,411,163

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$319,330	$283,642	$273,957
Employee compensation and benefits	128,745	118,174	129,214
Taxes payable	56,153	46,261	52,999
Current maturities of debt	8,870	41,870	8,870

Total current liabilities	513,098	489,947	465,040

Long-term debt	100,818	164,688	145,688
Deferred income taxes and other long-term liabilities	65,610	44,772	73,298
Commitments and Contingencies

Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,527,000, 37,370,000 and 37,418,000 shares outstanding	18,763	18,685	18,709
Additional capital	203,265	172,326	180,072
Unearned compensation	(1,584)	(1,784)	(1,528)
Retained earnings	525,132	524,238	529,884

Total stockholders’ equity	745,576	713,465	727,137

Total	$1,425,102	$1,412,872	$1,411,163

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 26 weeks ended
	July 28, 2005	July 29, 2004
	Thousands
Operating Activities:
Net income	$29,639	$12,625
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,844	43,770
Deferred income taxes and other	(7,321)	(5,866)
Stock awards and options, net	7,557	215
Common stock contribution to benefit plan	5,960	4,144
Changes in assets and liabilities:
Pharmacy and other receivables	(5,955)	(10,429)
Merchandise inventories	(12,338)	46,420
Other assets	1,774	4,385
Current liabilities and other	48,577	(22,996)

Net cash provided by operating activities	110,737	72,268

Investing Activities:
Capital expenditures and acquisitions	(45,555)	(52,378)
Proceeds from property dispositions	5,824	2,177

Net cash used in investing activities	(39,731)	(50,201)

Financing Activities:
Proceeds from (repayments of) line of credit borrowings, net	(40,000)	5,000
Repayments of private placement and other borrowings	(4,870)	(4,870)
Repurchase of common stock	(27,866)	(7,236)
Exercise of stock options	13,643	227
Dividend payments	(10,494)	(10,431)

Net cash used in financing activities	(69,587)	(17,310)

Increase in cash and cash equivalents	1,419	4,757
Cash and cash equivalents at beginning of period	53,890	40,222

Cash and cash equivalents at end of period	$55,309	$44,979

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$4,590	$7,432
Cash paid for income taxes	10,043	21,697